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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors and Stockholders
Qwest Communications International Inc.

We consent to the use of our report dated June 27, 2003, with respect to the net assets available for benefits of the Qwest Savings & Investment Plan as of December 31, 2002 and December 30, 2002 and the related statements of changes in net assets available for benefits for the one-day period ended December 31, 2002, and the year ended December 30, 2002, and the related supplemental schedules, incorporated herein by reference, which report appears in the December 31, 2002 annual report on Form 11-K of the Qwest Savings & Investment Plan.

/s/ KPMG LLP

Denver, Colorado
January 9, 2004

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  Exhibit 23.2